Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: September 18, 2014

CONTACT:	Dan Lombardo,
630-570-0605 or dan.lombardo@inlandamerican.com

Inland American Announces Sale of Select Service Hotel Portfolio for $1.1 Billion

Transaction is Another Important Step in Inland American’s Long-Term Strategy Execution

Oak Brook, Ill.— Inland American Real Estate Trust, Inc. (“Inland American” or the “Company”) today announced that it has entered into a definitive agreement to sell a portfolio consisting of 52 select service hotels with 6,976 rooms to a joint venture formed by affiliates of Northstar Realty Finance Corp. (“Northstar”) and Chatham Lodging Trust (“Chatham”) for approximately $1.1 billion.

Inland American expects to realize approximately $480.0 million of net proceeds as a result of the transaction (after the prepayment of indebtedness encumbering the hotel assets). The Company currently expects to use the net proceeds from the transaction to advance the growth strategy of its student housing and retail portfolios, which includes, among other things, acquisitions, debt reduction and general corporate purposes.

“We are pleased to have reached a mutually beneficial agreement with Northstar and Chatham for the sale of this portfolio,” said Marcel Verbaas, president and chief executive officer of Xenia Hotels & Resorts, Inc. (“Xenia”), the wholly-owned subsidiary of Inland American that has been responsible for the oversight of this portfolio. “Although these select service hotels have performed well in our portfolio, we believe this was the appropriate time to sell these assets. This transaction underscores Xenia’s long-term strategy of investing primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations throughout the United States.”

“Today’s announcement also reflects the Inland American Board of Directors’ and management’s continued efforts to execute on Inland American’s long-term strategy,” said Thomas P. McGuinness, President of Inland American. “The sale of this hotel portfolio and the previously announced planned spin-off of Xenia are important steps toward achieving Inland American’s goals of enhancing long-term stockholder value and creating potential liquidity events for our stockholders.”

The transaction is expected to close in the fourth quarter of 2014 and is subject to customary approvals and closing conditions. The transaction is not subject to any property due diligence conditions.

The Xenia spin-off process is ongoing and is a separate transaction from the select portfolio sale. Xenia continues to expect the spin-off to be completed in the next three to seven months.

Advisors

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as financial advisors to Inland American and Latham & Watkins LLP is acting as legal counsel to Inland American.

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate located in the United States. The company also invests in joint ventures, development projects, real estate loans and marketable securities. As of June 30, 2014 Inland American owned 268 properties, representing approximately 24 million square feet of retail, industrial and office properties, 8,313 student housing beds and 19,927 hotel rooms. This transaction will include 52 hotels totaling 6,976 rooms. For further information regarding Inland American, please refer to the company website at www.inlandamerican.com.

Forward-Looking Statements Disclaimer

Forward-looking statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies and future events, including the sale of our suburban select service hotel portfolio, the number of properties that will be sold in the transaction, the anticipated cash proceeds from the transaction, the anticipated timing of closing of such sale transaction, the receipt of necessary approvals and satisfaction of closing conditions, our ability to successfully execute strategic transactions and provide liquidity events to our stockholders and the anticipated timing of the planned spin-off of Xenia Hotels & Resorts, Inc., among other things, each of which involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, if the closing conditions to the sale transaction are not satisfied or approvals necessary to the sale transaction are not obtained within the anticipated time frames or at all, purchase price adjustments in accordance with the terms of the purchase agreement, indemnification obligations, and other risks described in our filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.